Exhibit 99.1

    The New York Times Company Reports 2007 First-Quarter Results

    NEW YORK--(BUSINESS WIRE)--April 19, 2007--The New York Times Company announced today first-quarter diluted earnings per share (EPS) from continuing operations of $.14, compared with $.21 in the first quarter last year. Excluding special items, EPS was $.25 per share from continuing operations compared with $.25 in the first quarter last year. Operating profit decreased to $54.5 million from $60.5 million in the first quarter of 2006, while operating profit before depreciation and amortization increased to $98.9 million from $95.9 million in the first quarter of 2006.

    Included in the first-quarter results are the following special items:

    -- Accelerated depreciation expense of $11.6 million ($6.7 million after tax, or $.05 per share) for assets at the Company's Edison, N.J., printing plant, which is in the process of being closed.

    -- Staff reduction costs of $7.8 million ($4.4 million after tax, or $.03 per share) compared with $9.4 million ($5.2 million after tax, or $.04 per share) in the same quarter last year.

    -- An unfavorable tax adjustment of $4.5 million ($.03 per share) primarily from a change in New York state tax law that was effective January 1, 2007.

    "Despite a difficult print advertising environment, we continued to make progress on our strategy of introducing new products, developing our content verticals, building our innovation capability, aggressively managing costs and rebalancing our portfolio of businesses," said Janet L. Robinson, president and CEO. "Operating profit before depreciation and amortization grew 3 percent. Contrary to trends across the industry, circulation revenues increased. Our Internet-related revenues rose 22 percent, in part due to new products, and now account for 10 percent of the Company's revenues. Operating costs again remained under very tight control as we continued our drive to streamline our organization and improve the efficiency of all of our operations.

    "During the quarter, we continued to rebalance our portfolio of businesses with the announcement that we agreed to sell our Broadcast Media Group for $575 million. In addition, we are in the process of selling our radio station WQEW-AM for $40 million. Both sales are expected to close in the second quarter. As a result of our strong cash flow and our current financial position strengthened by these upcoming asset sales, we recently increased our dividend 31 percent. Our dividend yield is now nearly 4 percent, significantly above our peers and the S&P 500. We view this increase as an important way to reward our shareholders."

    First-Quarter Results from Continuing Operations

    All comparisons are for the first quarter of 2007 to the first quarter of 2006 and exclude the results of the Broadcast Media Group, which are classified under discontinued operations.

    Beginning this quarter, the Company is providing more detail on operating costs in the income statement to make it easier to understand how it manages expenses. The Company now shows depreciation and amortization separately from production and selling, general and administrative costs. In addition, the exhibits to this release include non-GAAP financial measures, a discussion of management's use of these non-GAAP financial measures and a reconciliation from the most comparable GAAP financial measure.

    Revenues

    Total revenues decreased 1.6 percent to $786.0 million from $799.2 million. Advertising revenues decreased 3.4 percent; circulation revenues increased 1.0 percent; and other revenues rose 4.3 percent.

    Operating Costs

    Operating costs decreased 1.0 percent to $731.5 million from $738.7 million. The decline was a result of lower newsprint, compensation and promotion costs, which were partially offset by higher depreciation expense from the accelerated depreciation of assets at the Edison, N.J., printing plant. Excluding depreciation and amortization, operating costs decreased 2.3 percent to $687.1 million from $703.3 million.

    Newsprint expense decreased 8.5 percent, with 6.7 percent of the decrease resulting from lower consumption and 1.8 percent from lower prices.

    Operating Profit

    Operating profit decreased 9.9 percent to $54.5 million from $60.5 million. Operating profit before depreciation and amortization increased 3.1 percent to $98.9 million from $95.9 million due to lower costs, partially offset by a decrease in advertising revenues.

    First-Quarter Business Segment Results

    News Media Group

    Total News Media Group revenues decreased 2.2 percent to $763.5 million from $781.0 million. Advertising revenues decreased 4.3 percent due to weakness in print advertising across the News Media Group, partially offset by higher online advertising revenues across the Group.

    Circulation revenues for the quarter rose 1.0 percent, mainly because of higher prices at The New York Times Media Group, partially offset by fewer copies sold. In the fourth quarter of 2006, The New York Times raised the newsstand price of the Northeast edition of the Sunday Times and increased home-delivery prices.

    Other revenues rose 3.8 percent largely because of revenues from Baseline StudioSystems, wholesale delivery operations, and growth in subscriptions to TimesSelect. Baseline, which was acquired in August 2006, is a leading online database and research service for information on the film and television industries.

    Total News Media Group operating costs decreased 1.8 percent due to lower compensation, newsprint and promotion costs, which were partially offset by higher depreciation expense from the accelerated depreciation of assets at the Edison, N.J., printing plant.

    Operating profit for the News Media Group decreased 7.2 percent to $59.6 million from $64.3 million. Operating profit before depreciation and amortization increased 4.4 percent to $99.4 million from $95.2 million.

    About.com

    About.com's first-quarter revenues increased 23.8 percent to $22.5 million from $18.2 million due to higher display and cost-per-click advertising and e-commerce revenue. About.com's operating costs increased 26.2 percent due to higher compensation costs. Operating profit grew 20.0 percent to $8.3 million from $6.9 million. Operating profit before depreciation and amortization rose 15.8 percent to $11.5 million from $9.9 million, due to higher revenues.

    Corporate

    Corporate costs increased 25.4 percent to $13.5 million from $10.7 million primarily due to higher professional fees associated with cost savings efforts and higher compensation costs.

    Other Financial Data

    Internet Revenues

    In the first quarter, the Company's Internet revenues grew 21.6 percent to $74.3 million from $61.1 million in the first quarter of 2006. Internet businesses include digital archives, NYTimes.com, Boston.com, About.com and Web sites at the Company's other newspaper properties. In total, Internet businesses accounted for 9.5 percent of the Company's revenues in the first quarter versus 7.6 percent in the 2006 first quarter.

    Joint Ventures

    Net loss from joint ventures was $2.2 million in the first quarter compared with net income of $2.0 million in the same quarter last year. The Company no longer includes earnings from the Discovery Times Channel due to the sale of the Company's interest in October 2006. In addition, the decline was from weaker performance at the paper mills.

    Interest Expense-net

    Interest expense-net decreased to $11.3 million from $12.5 million in the same quarter last year. Capitalized interest associated with the Company's new headquarters increased due to continued spending for construction. The increase in capitalized interest was partially offset by higher interest expense due to increased short-term rates and lower interest income from the Company's development partner.

    Income Taxes

    The effective income tax rate increased to 51.0 percent in the first quarter from 39.0 percent in last year's first quarter.
Excluding the adjustment to income tax expense mentioned above, the income tax rate is 39.9 percent.

    Cash and Total Debt

    At the end of the quarter, cash and cash equivalents were approximately $54 million and total debt was approximately $1.4 billion.

    Capital Expenditures

    In the first quarter, total capital expenditures were approximately $114 million, which included approximately $78 million for the Company's new headquarters.

    Plant Consolidation

    In 2006, the Company announced plans to consolidate the printing operations of a facility it leases in Edison, N.J., into its newest facility in College Point, Queens. As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of the current lease term. After evaluating the options with respect to the lease, the Company decided it was financially prudent to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party. The anticipated purchase and sale of the Edison facility, expected to close in the second quarter of 2007, will relieve the Company of rental terms in excess of market as well as restoration obligations under the lease. As a result of the purchase and sale, the Company expects to recognize a pre-tax loss of $65 to $72 million in the second quarter.

    2007 Expectations

    Below are the Company's expectations for 2007.

    -- Previously the Company expected revenues from Internet-related businesses, including About.com, NYTimes.com, Boston.com, iht.com and the sites associated with its regional newspapers, to grow 30 percent mainly from organic growth. With Internet advertising growing more slowly across the industry, the Company expects that revenues from its Internet-related businesses will be less than originally forecast for 2007.

    -- Newsprint cost per ton is expected to decline about 7 percent. Previously the Company had expected newsprint cost per ton to decline in the low-single digits but has revised its forecast in light of market conditions.

    -- Cost savings and productivity gains - $65 to $75 million, excluding certain one-time costs, mainly staff reduction costs.

    -- Depreciation and amortization - $185 to $195 million, which includes $45 to $48 million of accelerated depreciation expense associated with the plant consolidation project, mainly presses. Total depreciation and amortization includes approximately $16 to $19 million for the new building, primarily in the second half of 2007. Previously the Company had expected depreciation and amortization of $195 to $205 million but reduced its estimate due to the plant consolidation transactions mentioned above.

    -- Income from joint ventures - $5 to $10 million. Previously the Company had expected income from joint ventures of $10 to $15 million but has revised its forecast downward in part due to lower paper prices.

    -- Interest expense - $44 to $48 million. Previously the Company had expected interest expense of $48 to $52 million but reduced its estimate due to the plant consolidation transactions mentioned above.

    -- Capital expenditures - $340 to $370 million, including $170 to $190 million for the Company's new headquarters and $75 million for the plant consolidation.

    -- The Company expects to complete the sale of its Broadcast Media Group for $575 million and the sale of its radio station WQEW-AM for $40 million, both in the second quarter, and to record a pre-tax gain of $235 to $245 million as a result of the transactions.

    -- Income tax rate - Excluding unusual items during the year, such as the tax adjustment in the first quarter and asset dispositions, the Company's normalized income tax rate for 2007 is estimated to be approximately 41 percent.

    Conference Call Information

    The Company's first-quarter earnings conference call will be held on Thursday, April 19, at 11 a.m. E.T. To access the call, dial 800-289-0572 (in the U.S.) and 913-981-5543 (international callers).
Participants should dial into the conference approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.html.

    A digital replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 20. The access code is 8126435. An archive of the webcast will be available beginning two hours after the call for 30 days at www.nytco.com/investors.html. In addition, an MP3 file of the call can be downloaded from the Company's site.

    Except for the historical information contained herein, the matters discussed in this presentation are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    The New York Times Company (NYSE: NYT), a leading media company with 2006 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:  Condensed Consolidated Statements of Income
           Segment Information
           News Media Group Revenues by Operating Segment
           Footnotes
           Reconciliation of Non-GAAP Information

    This press release can be downloaded from www.nytco.com

                      THE NEW YORK TIMES COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
       (Dollars and shares in thousands, except per share data)

----------------------------------------------------------------------
                                                 First Quarter
                                         -----------------------------
                                           2007      2006    % Change
                                         --------- --------- ---------

Revenues
   Advertising                           $504,915  $522,685      -3.4%
   Circulation                            222,454   220,281       1.0%
   Other (a)                               58,651    56,231       4.3%
                                         --------- ---------
      Total                               786,020   799,197      -1.6%

Operating Costs (b)
   Production costs                       345,025   356,746      -3.3%
   Selling, general, and administrative
    costs                                 342,061   346,510      -1.3%
   Depreciation and amortization           44,437    35,476      25.3%
                                         --------- ---------
      Total                               731,523   738,732      -1.0%

Operating profit                           54,497    60,465      -9.9%

Net (loss)/income from joint ventures      (2,153)    1,967          *

Interest expense - net                     11,328    12,524      -9.5%
                                         --------- ---------

Income from continuing operations before
 income taxes and minority interest        41,016    49,908     -17.8%

Income tax expense                         20,899    19,475       7.3%

Minority interest in net loss of
 subsidiaries                                   9        93     -90.3%
                                         --------- ---------

Income from continuing operations          20,126    30,526     -34.1%

Income from discontinued operations, net of income taxes-

     Broadcast Media Group (c)              3,776     1,886          *
                                         --------- ---------

Net Income                               $ 23,902  $ 32,412     -26.3%
                                         ========= =========

Average Number of Common Shares:
   Basic                                  143,905   145,165      -0.9%
   Diluted                                144,077   145,361      -0.9%

Basic Earnings Per Share:
    Income from continuing operations $ 0.14 $ 0.21 -33.3% Discontinued operations, net of
     income taxes                            0.03      0.01          *
                                         --------- ---------
Net Income                               $   0.17  $   0.22     -22.7%
                                         ========= =========

Diluted Earnings Per Share:
    Income from continuing operations $ 0.14 $ 0.21 -33.3% Discontinued operations, net of
     income taxes                            0.03      0.01          *
                                         --------- ---------
Net Income                               $   0.17  $   0.22     -22.7%
                                         ========= =========

Dividends Per Share                      $  0.175  $  0.165       6.1%
                                         ========= =========

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

----------------------------------------------------------------------

                      THE NEW YORK TIMES COMPANY
                         SEGMENT INFORMATION
                        (Dollars in thousands)

----------------------------------------------------------------------
                                                First Quarter
                                       -------------------------------
                                         2007       2006     % Change
                                       ---------- ---------- ---------

Revenues (c)
--------------------------------------

News Media Group                        $763,477   $780,991      -2.2%
About.com                                 22,543     18,206      23.8%
                                       ---------- ----------
Total                                   $786,020   $799,197      -1.6%
                                       ========== ==========

Operating Profit (Loss) (c)
--------------------------------------

News Media Group                        $ 59,629   $ 64,255      -7.2%
About.com                                  8,330      6,943      20.0%
Corporate                                (13,462)   (10,733)     25.4%
                                       ---------- ----------
Total                                   $ 54,497   $ 60,465      -9.9%
                                       ========== ==========

Operating Profit (Loss) Before Depreciation & Amortization (d)
----------------------------------------------------------------------

News Media Group                        $ 99,352   $ 95,204       4.4%
About.com                                 11,463      9,902      15.8%
Corporate                                (11,881)    (9,165)     29.6%
                                       ---------- ----------
Total                                   $ 98,934   $ 95,941       3.1%
                                       ========== ==========



See footnotes page for additional information.

----------------------------------------------------------------------

                      THE NEW YORK TIMES COMPANY
            NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
                        (Dollars in thousands)

----------------------------------------------------------------------
                                                 2007
                                  ------------------------------------
                                   First Quarter     % Change vs. 2006
                                  ----------------   -----------------
The New York Times Media Group
Advertising                         $     297,146                -3.5%
Circulation                               160,662                 2.7%
Other                                      42,076                 5.1%
                                  ----------------
    Total                           $     499,884                -0.9%
                                  ----------------

New England Media Group
Advertising                         $      97,242                -4.2%
Circulation                                38,485                -4.5%
Other                                       9,393                -0.1%
                                  ----------------
    Total                           $     145,120                -4.0%
                                  ----------------

Regional Media Group
Advertising                         $      89,206                -7.1%
Circulation                                23,307                -0.9%
Other                                       5,960                 1.4%
                                  ----------------
    Total                           $     118,473                -5.6%
                                  ----------------

Total News Media Group
Advertising                         $     483,594                -4.3%
Circulation                               222,454                 1.0%
Other (a)                                  57,429                 3.8%
                                  ----------------
    Total                           $     763,477                -2.2%
                                  ================



See footnotes page for additional information.

----------------------------------------------------------------------


                      THE NEW YORK TIMES COMPANY
                              FOOTNOTES
                        (Dollars in thousands)

(a) Other revenues consist primarily of revenue from wholesale delivery operations, news services/syndication, digital archives, TimesSelect, Baseline StudioSystems and commercial printing.

(b) The Company recognized staff reduction charges of $7.8 million in the first quarter of 2007 and $9.4 million in the first quarter of 2006.

(c) On January 3, 2007, the Company entered into an agreement to sell the Broadcast Media Group, consisting of nine network-affiliated television stations, their related Web sites and the digital operating center, for $575 million. Under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Broadcast Media Group is treated as a discontinued operation. The Company has made reclassifications in all periods presented to reflect this change. The sale is expected to be completed in the second quarter of 2007.

    Results for the Broadcast Media Group, included within discontinued operations, for the first quarter of 2007 and 2006 are as follows:


                         -----------------------------
                                 First Quarter
                         -----------------------------

                             2007           2006
                         -------------- --------------

    Revenues               $    32,904    $    31,954

    Pre-tax income         $     6,501    $     3,197

    Income taxes                 2,725          1,311
                         -------------- --------------

    Net income             $     3,776    $     1,886
                         ============== ==============


(d) See "Reconciliation of Non-GAAP Information" for a reconciliation of operating profit(loss) to operating profit(loss) before depreciation and amortization.

                      THE NEW YORK TIMES COMPANY
                RECONCILIATION OF NON-GAAP INFORMATION
            (Dollars in thousands, except per share data)

The Company has included non-GAAP financial information with respect to diluted earnings per share (EPS) from continuing operations excluding special items, operating profit(loss) before depreciation and amortization and operating costs excluding certain items. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported earnings per share from continuing operations, operating profit(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative measures of results.

Diluted EPS from continuing operations excluding special items provides useful information in evaluating the Company's period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit(loss) before depreciation and amortization is useful in evaluating the Company's cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization. Total operating costs include depreciation and amortization, staff reduction and raw materials costs. Total operating costs excluding depreciation and amortization provide a useful measure of manageable costs. Total operating costs excluding depreciation and amortization, staff reduction and raw materials costs provide investors helpful supplemental information on the Company's underlying operating costs.

Reconciliations of these non-GAAP financial measures from, respectively, diluted EPS from continuing operations, operating profit(loss) and total operating costs, the most directly comparable GAAP items, are set out in the tables below.



Reconciliation of diluted earnings per share from continuing operations excluding special items

                                -----------------------------
                                        First Quarter
                                -----------------------------
                                  2007      2006    % Change
                                --------- --------- ---------
Diluted EPS from continuing
 operations                     $   0.14  $   0.21     -33.3%

  Add:
     Accelerated depreciation       0.05         -

     Staff reduction costs          0.03      0.04

     Income tax adjustment          0.03         -
                                --------- --------- ---------

Adjusted Diluted EPS            $   0.25  $   0.25       0.0%
                                ========= ========= =========

Reconciliation of operating profit(loss) before depreciation and amortization

                                --------------------------------------
                                          First Quarter 2007
                                --------------------------------------
                                  News
                                  Media
                                  Group   About.com Corporate  Total
                                --------- --------- --------- --------

Operating profit(loss)          $ 59,629  $  8,330  $(13,462) $54,497

Add:
     Depreciation and
      amortization                39,723     3,133     1,581   44,437
                                --------- --------- --------- --------

Operating profit(loss) before
 depreciation and amortization  $ 99,352  $ 11,463  $(11,881) $98,934
                                ========= ========= ========= ========

                                --------------------------------------
                                          First Quarter 2006
                                --------------------------------------
                                  News
                                  Media
                                  Group   About.com Corporate  Total
                                --------- --------- --------- --------

Operating profit(loss)          $ 64,255  $  6,943  $(10,733) $60,465

Add:
     Depreciation and
      amortization                30,949     2,959     1,568   35,476
                                --------- --------- --------- --------

Operating profit(loss) before
 depreciation and amortization  $ 95,204  $  9,902  $ (9,165) $95,941
                                ========= ========= ========= ========

Reconciliation of total operating costs excluding certain items

                                -----------------------------
                                        First Quarter
                                -----------------------------
                                  2007      2006    % Change
                                --------- --------- ---------

Total operating costs           $731,523  $738,732      -1.0%

  Less:
     Depreciation and
      amortization                44,437    35,476
                                --------- --------- ---------

Sub-total                        687,086   703,256      -2.3%

  Less:

     Staff reduction costs         7,775     9,377

     Raw materials                74,896    81,937
                                --------- --------- ---------

Total                           $604,415  $611,942      -1.2%
                                ========= ========= =========

    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             mathis@nytimes.com
             Or
             Paula Schwartz, 212-556-5224
             schwap@nytimes.com